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Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392

TARGETED GENETICS PROVIDES UPDATE ON
INFLAMMATORY ARTHRITIS PHASE I/II TRIAL

Seattle, WA - July 26, 2007 - Targeted Genetics Corporation (Nasdaq: TGEN) provided an update today on its development program of tgAAC94, an investigational therapy for the treatment of inflammatory arthritis. This Phase I/II study is designed to assess the safety and potential efficacy of different doses of tgAAC94 administered directly into affected joints of subjects with inflammatory arthritis. As we previously announced on July 24, the Company and the United States Food and Drug Administration (FDA) stopped the trial as a precautionary measure after the occurrence of a Serious Adverse Event (SAE) in one subject. The individual who experienced this SAE has subsequently died.

“We are deeply saddened by the death of an individual enrolled in our clinical trial.  The welfare of the trial participants is always our foremost consideration and concern,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics.

Parker adds, “The clinical course that this individual experienced has, to our knowledge, never been seen as a consequence of exposure to adeno-associated viral (AAV) vectors or naturally occurring AAV.  We continue to work closely and diligently with the FDA and the study’s independent Data Safety Monitoring Board to determine the cause of the SAE as quickly as possible.”

Subjects already enrolled in the study will continue to be followed and monitored. Since the trial began in October 2005, 127 subjects have received an initial dose of active drug or placebo, 74 subjects out of the total 127 have received a second dose of active drug, and of those 74 subjects, 55 have received two doses of active drug.

tgAAC94 is an investigational therapy utilizing an adeno-associated virus (AAV) vector to deliver the gene encoding a soluble form of the receptor for TNF-alpha (TNFR:Fc). The TNFR:Fc protein is an inhibitor of tumor necrosis factor-alpha (TNF-alpha), a key mediator of inflammation. In March 2006, the Company received approval from the FDA to amend its protocol for the tgAAC94 clinical trial to include a higher dose group and increase the number of patients. 127 adults have been randomized into three dose levels to receive a single intra-articular injection of either tgAAC94 or placebo into the knee, ankle, wrist, metacarpophalangeal or elbow, followed by an open-label injection of tgAAC94 after 12 to 30 weeks, depending on when arthritis symptoms in the target joint meet criteria for re-injection.

The Company’s abstract titled, “Local Treatment for Inflammatory Arthritis: A Phase 1/2 Clinical Study of Intra-Articular Administration of a Recombinant Adeno-Associated Vector Containing a TNF-α Antagonist Gene" has recently been accepted for presentation at the American College of Rheumatology Annual Scientific Meeting in Boston, November 2007. The interim data reported by our investigators at leading scientific meetings in June 2006, November 2006 and June 2007, support the safety and tolerability of single and repeat intra-articular injections of tgAAC94 to affected joints at doses up to 1x10(13) DNase Resistant Particles per milli-liter (DRP/mL) of joint fluid in subjects with and without systemic TNF-alpha antagonists. These interim data also suggest that treatment with tgAAC94 may lead to improvements in signs and symptoms of arthritis in injected joints.

About tgAAC94
tgAAC94 is being developed as a supplemental therapeutic to systemic anti-TNF-alpha protein therapy for use in patients with inflammatory arthritis who have one or more joints that do not fully respond to systemic protein therapy. The product candidate uses Targeted Genetics' recombinant AAV (rAAV) vector technology to deliver a DNA sequence that encodes a soluble form of the TNF-alpha receptor (TNFR:Fc). Soluble TNFR:Fc inhibits the immune stimulating activity of TNF-alpha. Direct injection of tgAAC94 into affected joints leads to the localized production of secreted TNFR:Fc within joint cells, reducing the activity of TNF-alpha within the joint and, potentially, leading to a decrease in the signs and symptoms of inflammatory disease and inhibition of joint destruction. The Company's rAAV technology platform is used to deliver genes and is based on AAV, a naturally occurring virus that has not been associated with any disease in humans.

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics’ proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics’ product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics’ website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the data to be collected in this trial, the cause of the SAE and the impact, if any, on the timing, continuance or results of this trial, establishment or determination of efficacy endpoints from the data collected in the trial, the timely and complete accrual of patients in the trial and our ability to commercialize tgAAC94 and other statements about our plans, objectives, intentions and expectations. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, our ability to obtain, maintain and protect our intellectual property, our ability to raise capital when needed, our ability to recruit and enroll suitable trial participants, the timing, nature and results of research and clinical trials, potential development of alternative technologies or more effective processes by competitors, and, our ability to obtain and maintain regulatory or institutional approvals, as well as other risk factors described in Item 1A. Risk Factors in our report on Form 10-K for the year ended December 31, 2006 and updated in Item 1A. Risk Factors in our Form 10-Q for the quarter ended March 30, 2007. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

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